EXHIBIT 99.1

For Immediate Release

FULL HOUSE RESORTS TO TRANSFER STOCK EXCHANGE LISTING TO NASDAQ

Las Vegas, Nevada – January 31, 2013 – Full House Resorts (NYSE MKT: FLL) announced today that it will transfer its stock exchange listing from the New York Stock Exchange MKT to the NASDAQ Capital Market.  The Company’s common stock will commence trading on NASDAQ on February 13, 2013, under its current ticker symbol “FLL.”

“We are pleased to announce our common stock will be traded on NASDAQ and look forward to a long-lasting and productive relationship,” said Andre Hilliou, Chairman and Chief Executive Officer of Full House Resorts. “We believe transferring our listing to NASDAQ will further enhance our overall visibility and branding while increasing the liquidity of our common stock.”

“We are proud to welcome Full House Resorts, one of the fastest growing companies in the casino and gaming industry, to NASDAQ,” said Bob McCooey, Senior Vice President, NASDAQ OMX.  “We look forward to supporting Full House Resorts and its shareholders.”

About Full House Resorts, Inc.

Full House owns, develops and manages gaming facilities thoughout the country.  The Rising Star Riverboat Casino in Rising Sun, Indiana has 40,000 square feet of gaming space with almost 1,300 slot and video poker machines and 37 table games.  The property includes a 190-room hotel, a pavilion with five food and beverage outlets, an 18-hole Scottish links golf course and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions.  The Silver Slipper Casino in Hancock County, Mississippi, has 37,000 square feet of gaming space with almost 1,000 slot and video poker machines, 26 table games, a poker room and the only live Keno game on the Gulf Coast.  The property includes a fine dining restaurant, buffet, quick service restaurant and two casino bars.  Stockman’s Casino in Fallon, Nevada has 8,400 square feet of gaming space with approximately 260 gaming machines, four table games and a keno game.  The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement with the Hyatt organization and has a management agreement with the Pueblo of Pojoaque for the operations of the Buffalo Thunder Casino and Resort in Santa Fe, New Mexico along with the Pueblo’s Cities of Gold and Sports Bar casino facilities.

Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, including the ability to maintain a gaming license in Indiana, Nevada and Mississippi, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry, including competition from Ohio casinos and any possible authorization of gaming in Kentucky.  Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

# # #

For further information, contact:

Mark Miller, Chief Operating Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com

Or

William R. Schmitt
Integrated Corporate Relations
203-682-8200
investors@fullhouseresorts.com